Exhibit 99.1

Marriott International, Inc. Corporate Headquarters

News

Contacts:

Tom Marder, (301) 380-2553, thomas.marder@marriott.com

Felicia McLemore, (301) 380-2702, felicia.mclemore@marriott.com

MARRIOTT ANNOUNCES CARL BERQUIST TO RETIRE AS CHIEF FINANCIAL OFFICER

Ritz-Carlton’s Leeny Oberg to Become Marriott CFO on January 1

Bethesda, Md., December 7, 2015 – Marriott International, Inc. (NASDAQ: MAR) announced today that Carl Berquist, Marriott’s executive vice president and chief financial officer for the past seven years, will retire as CFO on December 31, 2015, remaining with the company as a special adviser through March 2016. Leeny Kelly Oberg, a 16-year Marriott veteran, and currently chief financial officer for The Ritz-Carlton Hotel Company, LLC, a wholly-owned subsidiary of Marriott, will become Marriott’s chief financial officer on January 1, 2016, succeeding Mr. Berquist.

Mr. Berquist’s leadership has been instrumental in the company’s significant global growth, culminating with Marriott’s announced plans in November to acquire Starwood Hotels & Resorts Worldwide in a merger transaction. After a 28-year career at Arthur Andersen LLP, where he led the firm’s accounting work on behalf of Marriott, in 2002 Mr. Berquist joined Marriott as executive vice president and chief accounting officer. Quickly moving into the role of executive vice president, financial information and risk management, Mr. Berquist was appointed CFO in 2009. He created a model for the global finance team that provided flexibility and support for the company’s operating regions while ensuring appropriate enterprise controls.

During his tenure as CFO, Marriott acquired Gaylord Hotels, Protea Hotels and Delta Hotels and Resorts. Mr. Berquist also led the spin-off of Marriott’s timeshare business in 2011, as well as a transaction with Accenture Hospitality Services involving back-office functions in 2013.

Arne Sorenson, Marriott’s president and chief executive officer, said, “While Carl’s outstanding record speaks for itself, I cannot emphasize enough the contributions that he has made as a great leader and highly-valued colleague at Marriott. His dedication and loyalty have been instrumental to our success. We will greatly miss his wise counsel and partnership.”

As a partner at Arthur Andersen, Mr. Berquist held numerous leadership positions, covering the management of the business as well as market facing operational roles, including managing partner of the worldwide real estate and hospitality practice.

A member of the Board of Directors of Hertz Global Holdings, Inc., Mr. Berquist, 64, is a graduate of Penn State University, where he serves as a member of its Smeal College of Business’ Board of Visitors, as well as the School of Hospitality Management Board of Advisors.

Beginning her new role as Marriott chief financial officer on January 1, Leeny Oberg, 55, assumed her current position at Ritz-Carlton in 2013, where she contributed significantly to the brand’s performance, growth and organizational effectiveness.

Previously, Ms. Oberg served in a range of financial leadership positions with Marriott. From 2008 to 2013, she was the company’s senior vice president, corporate and development finance, where she led a team which valued new hotel development projects, evaluated merger and acquisition opportunities, prepared the company’s long range plans and annual budgets, and made recommendations for the company’s financial and capital allocation strategy. Ms. Oberg was a key member of the team that executed the spin-off of Marriott’s timeshare business in 2011. From 2006 to 2008, Ms. Oberg served in London as senior vice president, international project finance and asset management for Europe, the Middle East and Africa, and also as the region’s senior finance executive. Ms. Oberg first joined Marriott as part of its investor relations group in 1999.

Mr. Sorenson said, “Having worked closely with Leeny over much of her career, I am thrilled to have her join my team. She brings great experience, leadership and passion to a very critical role within the company at a time of major opportunity in the global marketplace.”

Prior to joining Marriott, Ms. Oberg held a variety of financial leadership positions with such organizations as Sodexo (previously Sodexo Marriott Services), Sallie Mae, Goldman Sachs and Chase Manhattan Bank. She earned her Bachelor of Science in Finance/Management Information Systems from the University of Virginia, McIntyre School of Business and received her MBA from Stanford University Graduate School of Business.

About Marriott International, Inc.

Marriott International, Inc. (NASDAQ: MAR) is a global leading lodging company based in Bethesda, Maryland, USA, with more than 4,300 properties in 85 countries and territories. Marriott International reported revenues of nearly $14 billion in fiscal year 2014. The company operates and franchises hotels and licenses vacation ownership resorts under 19 brands, including: The Ritz-Carlton®, Bvlgari®, EDITION®, JW Marriott®, Autograph Collection® Hotels, Renaissance® Hotels, Marriott Hotels®, Delta Hotels and Resorts®, Marriott Executive Apartments®, Marriott Vacation Club®, Gaylord Hotels®, AC Hotels by Marriott®, Courtyard®, Residence Inn®, SpringHill Suites®, Fairfield Inn & Suites®, TownePlace Suites®, Protea Hotels® and MoxyHotels®. Marriott has been consistently recognized as a top employer and for its superior business ethics. The company also manages the award-winning guest loyalty program, Marriott Rewards® and The Ritz-Carlton Rewards® program, which together surpass 54 million members. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.